Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Dual Directional Barrier Securities Linked to SPXFP Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The S&P 500 Futures Excess Return Index (ticker: “SPXFP”) Underlying: May 28, 2024 Pricing date: May 29, 2029 Valuation date: June 1, 2029 Maturity date: $1,000 п the underlying return п the participation rate Upside return amount: 150.00% to 155.00%* Participation rate: $1,000 п the absolute value of the underlying return Absolute return amount: 60.00% of the initial underlying value Final barrier value: 17331UGX9 / US17331UGX90 CUSIP / ISIN: The closing value on the pricing date Initial underlying value: The closing value on the valuation date Final underlying value: (Final underlying value - initial underlying value) / initial underlying value Underlying return: • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the upside return amount • If the final underlying value is less than the initial underlying value but greater than or equal to the final barrier value: $1,000 + the absolute return amount • If the final underlying value is less than the final barrier value: $1,000 + ($1,000 п the underlying return) If the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at maturity: $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated April 25, 2024 Preliminary pricing supplement: * The actual participation rate will be determined on the pricing date. ** The hypotheticals assume that the participation rate will be set at the lowest value indicated in this offering summary. Hypothetical Payment at Maturity per Security **  The Underlying Hypothetical Hypothetical Underlying Return on Valuation Date 50.00% 25.00% C 5.00% 0.00% - 20.00% - 25.00% B - 40.00% - 40.01% - 50.00% A - 100.00%

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. Your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • Your potential for positive return from depreciation of the underlying is limited. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing value of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The underlying is expected to underperform the total return performance of the S&P 500 ® Index because the performance of the underlying is expected to be reduced by an implicit financing cost, and any increase in this cost will adversely affect the performance of the securities. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. Th e a bo v e su m m a r y of s e l e c t ed r i s k s d oes n ot d es c r i be a l l of t he r i s k s a s so c i a ted w i th a n i nv e st m ent i n t h e secu r i t i es. You s h o u l d r e a d t h e a cc o m p an y i ng p r e l i m i na r y p r i c i ng s u p pl e m e nt and p r odu c t s u p p l e m e n t fo r a m o r e c o m p l e t e d e s c r i p t i on o f r i s k s r e l a t i n g to t h e secu r i t i e s . Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.